UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 4, 2020

Date of Report (Date of earliest event reported)

Forte Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1124 W Carson Street MRL Building 3-320 Torrance, California	90502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 618-6994

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FBRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 (“PLSRA”). All statements, other than statements of historical fact, included in this Current Report on Form 8-K regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Forte Biosciences, Inc. (the “Company” or “Forte”) undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to the sufficiency of the Company’s cash balance to fund the Company’s activities, and the expectations with respect thereto; the business and prospects of the Company; the Company’s plans to develop and potentially commercialize its product candidates, including FB-401; the timing of initiation of the Company’s planned clinical trials; the timing of the availability of data from the Company’s clinical trials; the timing of any planned investigational new drug application or new drug application; the Company’s plans to research, develop and commercialize its current and future product candidates; the Company’s ability to successfully enter into collaborations, and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of the Company’s product candidates; the Company’s commercialization, marketing and manufacturing capabilities and strategy; the Company’s ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to the Company’s competitors and its industry; the impact of government laws and regulations; the Company’s ability to protect its intellectual property position; the Company’s estimates regarding future revenue, expenses, capital requirements and need for additional financing following the proposed transaction; and the impact of COVID-19 on the Company, the Company’s industry or the economy generally.

Item 1.01.	Entry into a Material Definitive Agreement.

At Market Issuance Sales Agreement

On September 4, 2020, the Company entered into an At Market Issuance Sales Agreement (the “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Under the Agreement, the Company may offer and sell its common stock, par value $0.001 per share, from time to time having an aggregate offering price of up to $30,000,000 (the “Shares”) during the term of the Agreement through Ladenburg. The Company will file a prospectus supplement relating to the offer and sale of the Shares pursuant to the Agreement. The Shares will be issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 (File No. 333-224880), which was initially filed with the Securities and Exchange Commission on May 11, 2018, and declared effective on May 23, 2018. The Company intends to use the net proceeds from the offering, if any, to continue to fund the ongoing clinical development of its product candidates and for other general corporate purposes, including funding existing and potential new clinical programs and product candidates.

The Company is not obligated to sell any Shares pursuant to the Agreement. Subject to the terms and conditions of the Agreement, Ladenburg will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of The Nasdaq Capital Market (“Nasdaq”), to sell Shares from time to time based upon the Company’s instructions, including any price, time or size limits or other customary parameters or conditions the Company may impose.

Under the Agreement, Ladenburg may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including, without limitation, sales made directly on or through Nasdaq, on or through any other existing trading market for the Shares or to or through a market maker. If expressly authorized by the Company, Ladenburg may also sell Shares in negotiated transactions.

The Agreement will terminate upon the earlier of (i) the issuance and sale of all of the Shares through Ladenburg on the terms and subject to the conditions set forth in the Agreement or (ii) termination of the Agreement as otherwise permitted thereby. The Agreement may be terminated at any time by either party upon ten days’ prior notice, or by Ladenburg at any time in certain circumstances, including the occurrence of a material adverse effect on the Company.

The Company has agreed to pay Ladenburg a commission equal to 3.0% of the gross proceeds from the sales of Shares pursuant to the Agreement and has agreed to provide Ladenburg with customary indemnification and contribution rights.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Agreement and in the context of the specific relationship between the parties. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The opinion of the Company’s counsel regarding the validity of the Shares that may be issued pursuant to the Agreement is filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 1.02.	Termination of Material Definitive Agreement.

On September 4, 2020, the Company delivered written notice to Citigroup Global Markets Inc. that it was terminating its Equity Distribution Agreement, dated November 21, 2018 (the “Citi Agreement”), pursuant to Section 8(a) of the Citi Agreement. A copy of the Citi Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2018.

Item 8.01.	Other Events.

As previously reported, on June 15, 2020, the Company completed its business combination with Forte Subsidiary, Inc. (“Forte Subsidiary”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated February 19, 2020, as amended (the “Merger Agreement”), by and among the Company, Telluride Merger Sub, Inc. (“Merger Sub”), and Forte Subsidiary, pursuant to which Merger Sub merged with and into Forte Subsidiary, with Forte Subsidiary surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately prior to the closing of the Merger, the then outstanding shares of the Company’s common stock were adjusted with a reverse stock split of 15 to 1. At the closing of the Merger, each share of Forte Subsidiary’s common stock was converted into the right to receive approximately 3.1624 shares of the Company’s common stock (before giving effect of the reverse split). Immediately prior to closing of the Merger, the Company changed its name from “Tocagen Inc.” to “Forte Biosciences, Inc.”

In connection with the Merger, the Company provides the following information set forth in this Item 8.01.

DESCRIPTION OF FORTE’S BUSINESS

Overview

Forte is a clinical-stage biopharmaceutical company focused on advancing through clinical trials our lead product candidate, FB-401, which is a live biotherapeutic for the treatment of inflammatory skin disease, including pediatric and adult patients with atopic dermatitis (“AD”). Forte’s lead product candidate, FB-401, is a live biotherapeutic for the treatment of inflammatory skin disease developed in collaboration with the NIH and NIAID. The skin is a complex barrier organ characterized by complex interactions between microbial communities and host tissue via signaling provided by the innate and the adaptive immune systems. Exposure to various endogenous and exogenous factors impact the system balance potentially leading to inflammatory skin conditions comprising infections, allergies or autoimmune diseases. Researchers in microbiology and dermatology have identified and characterized the microorganisms present on the skin to evaluate the bacterial contribution to skin health and dermatological conditions.

Forte is developing a new approach to treating inflammatory skin disease using a topical live biotherapeutic, FB-401. FB-401, consists of three therapeutic strains of a commensal gram-negative bacteria, Roseomonas mucosa that were specifically selected for their impact on key parameters of inflammatory skin disease. Forte has extensive preclinical and mechanism of action data demonstrating that FB-401 improves atopic dermatitis disease parameters by driving tissue repair and anti-inflammation as well as suppressing potentially harmful bacteria like S. aureus. Specifically, Forte believes that FB-401:

•	drives immune pathways that are defective;

•	suppresses Staphylococcus aureus growth; and

•	improves skin barrier function.

To date, Forte has completed a Phase 1/2a study, including both adults and pediatrics, demonstrating a significant reduction in atopic dermatitis disease and pruritus, as well as control of S. aureus while tapering/eliminating steroid use. The full results from this study are expected to be published in the next month or two and are consistent with the published interim dataset. Forte is currently planning to initiate a Phase 2 clinical trial in the third quarter of 2020.

Market for Treating AD

AD is a relapsing and remitting inflammatory skin disorder that affects all age groups. It is chronic and incurable, and is characterized by skin-barrier disruption and immune dysregulation. Clinically, AD is characterized by xerosis, erythematous crusted eruptions, lichenification, an impaired skin barrier and intense pruritus AD flares are frequently triggered by exposure to environmental factors, irritants, and allergens.

Although estimates of AD prevalence vary widely across different studies due to differences in data collection methodology, inconsistent age group assessment, and study periods, AD is one of the most common dermatologic diseases, involving 10%-20% of children and 2%-10% of adults. A 2010 study in the United States evaluating AD severity in children found that 67% had mild disease, 26% had moderate disease and 7% had severe disease. Approximately 85% of all cases of AD begin before age five.

Patients with AD have a high disease burden and their quality of life is significantly affected. AD has been shown to have a greater negative effect on patient mental health than diabetes and hypertension. Patients with moderate-to-severe AD have a higher prevalence of social dysfunction and sleep impairment, which are directly related to the severity of the disease. Depression, anxiety, and social dysfunction not only affect patients with AD, but also affect their caregivers. Compared with psoriasis, another common and debilitating skin disease, patients with AD have lower physical, vitality, social functioning, role-emotional, and mental health scores.

The therapeutic approach to AD primarily consists of trigger avoidance, skin hydration with bathing, and use of emollients and anti-inflammatory therapies consisting predominantly of topical corticosteroids (“TCS”). In many patients, treatment with TCS provides some measure of symptomatic relief but does not adequately control the disease. Potential local reactions observed with exposure to TCS include atrophy, striae, telangiectasia, irritation, folliculitis, acneiform eruptions, hypopigmentation, allergic contact dermatitis, and secondary infection. Potential systemic adverse reactions observed with exposure to TCS include hypothalamic-pituitary-adrenal axis suppression, Cushing’s syndrome, hyperglycemia, and unmasking of latent diabetes mellitus.

In addition to TCS, mild to moderate disease is treated with topical calcineurin inhibitors or with crisaborole (EUCRISA®), a topical PDE-4 inhibitor. Topical calcineurin inhibitors are indicated for the short-term and non-continuous chronic treatment of AD in the population age two years and older and not indicated for immunocompromised patients or patients less than two years of age. Topical calcineurin inhibitors carry a boxed warning regarding rare cases of malignancy (e.g., skin and lymphoma) and are labeled as second-line therapy. Crisaborole is associated with local irritation (pain and burning) and occasional hypersensitivity reactions. Therefore, there is a role for additional agents that provide meaningful efficacy with an acceptable safety profile, especially for children.

There is currently no cure for AD. In the United States, approximately 17 million people have been diagnosed with AD, of which more than half are pediatric patients (<17 years old). Treatment options for pediatrics in particular are very limited.

Strategy

Forte’s goal is to become a leading dermatology focused biopharmaceutical company. Forte intends to focus its initial efforts on completing the FB-401 clinical development to show its safety and efficacy in treating inflammatory skin diseases including AD. After obtaining FDA approval for FB-401, Forte’s focus will be on bringing FB-401 market in order to address the significant unmet need for safe and effective AD therapy for pediatric as well as adult patients.

Background

Although bacteria are often associated with infection and disease, much of the bacteria that colonize the human body are essential for life. Until recently, few scientific studies focused on the benefits of commensal bacteria.

The NIH was the first to culture Gram-negative bacteria from the skin and has been a thought leader in understanding the bacterial composition of the skin. That work at NIH demonstrated:

•	significant differences in the Gram-negative skin biome between AD patients and healthy volunteers, using genetic-based microbiome identification;

•	identified substantial differences in the Gram-negative microbiome present on the skin of AD patients and healthy volunteers;

•	found that the predominant species of skin commensal Gram-negative bacteria in healthy volunteers was Roseomonas mucosa; and

•	discovered that over 50% of AD patients did not have any culturable Gram-negative flora, consistent with DNA-based analysis.

Rigorous preclinical testing established a causal connection between specific strains of R. mucosa and skin healing in AD. Subsequent screening based on key parameters of inflammatory skin disease resulted in the identification and selection of three unique therapeutic strains of R. mucosa that comprise FB-401. Based on the therapeutic potential observed in preclinical testing, FB-401 was advanced into clinically testing in a Phase 1/2a proof of concept study.

Clinical Trial

Design

FB-401 is lyophilized (freeze-dried) in vials and is reconstituted with an aqueous solution by the patient prior to use which is then sprayed onto the affected areas of the skin. The open-label Phase 1/2a study enrolled two cohorts:

•	initial cohort enrolled 10 adult AD patients, 18 years and older; and

•	following positive safety assessment from the adult cohort, the second cohort consisted of 20 pediatric patients.

The primary objective of this study was to evaluate the safety and activity of FB-401 as a live biotherapeutic for treatment of AD, and a secondary objective was to evaluate the effect of FB-401 on quality of life of participants with AD.

Results

Adult Cohort

Ten adult AD patients were treated in two-week intervals with increasing dosages of 103, 104, and 105 colony-forming units (“CFU”) of R mucosa twice per week for a total of six weeks. CFU is a measure of viable bacterial cells. At enrollment, the history and physical characteristics of each patient’s AD was assessed, including the measurement of AD in a blind manner using a clinical tool, SCORing Atopic Dermatitis (“SCORAD”), to assess the extent and severity of AD. SCORAD measures, on a scale of 0-3 for each measure, dryness, redness, lichenification (thick or leathery skin as a result of itching), excoriation (urge to itch), crusting and edema (swelling) of each patient’s AD. In addition to SCORAD, each patient’s AD was measured and recorded using lab work, photographs and skin swabs. Each patient then also gave their subjective score of pruritus on a scale of 0-10. An A.C. SCORAD was then recorded; A.C. SCORAD is the sum of (i) the intensity (as determined by SCORAD) and (ii) the reported pruritus for each patient for the antecubital area (inside of arm near the elbow). The adults were only treated at the antecubital fossa and one other body area selected by the patients. At the end of the six-week period, each patient’s AD was again assessed.

No adverse events were observed in this first adult cohort study. In addition, even with a short duration of therapy, FB-401 demonstrated improvements in this Phase I adult cohort study:

Pediatric Cohort

Twenty pediatric/adolescent patients with active AD were then treated in four four-week intervals for a total of 16 weeks as follows:

•	10[3] CFU twice per week for four weeks;

•	10[4] CFU twice per week for four weeks;

•	10[5] CFU twice per week for four weeks; and

•	10[5] CFU every other day for four weeks.

Assessments of each patient’s AD were made at the beginning of the study and at the end of each four-week period using the same assessment methodology described above plus recording the number of steroid applications used by each pediatric patient.

Key clinical parameters included:

•	% of subjects with 50% improvement in SCORAD

•	% of subjects with 50%, 75% and 90% improvement in Eczema Area and Severity Index (“EASI”) score

•	% improvement in SCORAD

•	% improvement in EASI score

In addition, this study also explored the following objectives:

•	Measure trans epidermal water loss (“TEWL”);

•	Characterize changes to total and specific Immunoglobulin E (“IgE”), which are antibodies produced by the immune system;

•	Evaluate potential changes to pre-diagnosed asthma and/or food allergies;

•	Evaluate incidence of S aureus infections that require treatment; and

•	Persistence of R mucosa colonization after treatment.

The following shows the results of this pediatric cohort study in the first five patients, ages 7-17:

In addition, significant improvement in one patient’s AD is shown below:

FB-401 was designed to improve atopic dermatitis by selecting three strains of R. mucosa that demonstrated improvement in barrier function, enhanced immune balance, and inhibited S. aureus. As a commensal gram-negative bacterium, Forte believes FB-401 has the potential for an acceptable safety profile. This study was designed to evaluate the safety of FB-401 in subjects with atopic dermatitis. The dose escalation component of the study design allowed safety to be assessed in a conservative manner. Additionally, multiple efficacy parameters were measured to assess the impact of FB-401 on effected skin. The study demonstrated:

•	FB-401 was well tolerated in both adult and pediatric/adolescent subjects.

•	FB-401 resulted in clinical improvement in treated areas in adult subjects.

•

Children treated with FB-401 had improvement in disease activity including as measured by SCORAD, EASI, pruritus, TEWL and the Children’s, or Family, Dermatology Life Quality Index. The degree of improvement was substantial and, despite the absence of a control group, appears to be substantially greater than would be expected in a placebo group. Furthermore, these improvements were seen despite meaningful decreases in topical steroid use.

Sales and Marketing

Given the current developmental stage of Forte’s product candidates and platform, Forte has not yet established a commercial organization. If FB-401 is approved in the United States and/or Canada, Forte intends to commercialize Forte’s products both through selectively building its own sales and marketing team and partnering or collaborating with third parties.

Manufacturing

FB-401 is a live biotherapeutic product that contains live R. mucosa, a non-pathogenic normal skin commensal organism in healthy individuals. The manufacturing development of FB-401 is conducted following the general principle set forth in the FDA’s June 2016 Guidance for Industry: “Early Clinical Trials with Live Biotherapeutic Products: Chemistry, Manufacturing, and Control Information”.

Fermentation. FB-401 is currently being manufactured at scale in accordance with current applicable FDA cGMP. Based on the pilot and cGMP fermentation work to date, Forte expects that a typical commercial fermentation will yield on the order of thousands to tens of thousands of doses per liter.

Purification. The FB-401 purification process utilizes tangential flow filtration (“TFF”) to recover, diafilter and concentrate the bacterial cultures. Process development work with TFF at the current manufacturing contractor achieved virtually 100% viability through the manufacturing steps.

Formulation. FB-401 drug substance is produced by mixing the three FB-401 R. mucosa strains. FB-401 is filled into vials prior to lyophilization. The lyophilized product is reconstituted by the patient prior to use. FB-401 is administered topically by spraying it onto the affected areas of the skin.

Analytical. Each of the three R mucosa strain components in FB-401 is tested and released for manufacturing; specifications include appearance, potency, bioburden, purity and identity including DNA sequencing of the strains.

Forte primarily uses contract manufacturing and testing organizations to support the manufacturing of FB-401 drug product. Forte does not own or operate, and currently have no plans to establish, any GMP manufacturing facilities. Forte expects to continue to rely on third parties for the manufacture of FB-401 for clinical testing, as well as for commercial manufacture if FB-401 or any of its product candidates obtain marketing approval. Forte believes this strategy allows it to maintain a more efficient infrastructure by eliminating the need for Forte to invest capital resources in its own manufacturing facilities, equipment and personnel, while also enabling Forte to focus its expertise and resources on the clinical development of FB-401. To date, Forte has obtained FB-401 from a single-source third-party contract manufacturer. While any reduction or halt in supply from this contract manufacturer could limit Forte’s ability to develop FB-401 until a replacement contract manufacturer is found and qualified, Forte believes that it has sufficient access to supply of FB-401 to support its planned clinical trial programs. Forte also believes it has multiple potential additional sources for the manufacture of FB-401.

Intellectual Property

Forte strives to protect and enhance the proprietary technology, inventions and improvements that are commercially important to Forte’s business, including seeking, maintaining and defending Forte’s patent rights. Forte owns or has an exclusive license to issued patents and patent applications relating to Forte’s lead product candidate FB-401, as well as Forte’s other product candidates. Forte’s policy is to seek to protect its proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States directed to Forte’s proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of Forte’s business. Forte also relies on trade secrets and know-how relating to Forte’s proprietary technology and product candidates and continuing innovation to develop, strengthen and maintain Forte’s proprietary position in the field of oncology. Forte also plans to rely on data exclusivity, market exclusivity and patent term extensions when available. Forte’s commercial success will depend in part on its ability to obtain and maintain patent and other proprietary protection for its technology, inventions and improvements; to preserve the confidentiality of its trade secrets; to defend and enforce its proprietary rights, including any patents that Forte may own or license in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

Forte’s intellectual property portfolio for its core technology was initially built through licenses from the U.S. Department of Health and Human Services, the Agency for Healthcare Research and Quality and the NIH. Forte subsequently expanded its intellectual property portfolio by filing patent applications worldwide and negotiating additional licenses.

In-Licensed IP

In December 2017, Forte entered into an exclusive license agreement with DHHS. Under the agreement, the DHHS granted Forte an exclusive, sublicensable, worldwide license to certain patent rights under which Forte may develop and commercialize pharmaceutical and biological compositions comprising Gram-negative bacteria for the topical treatment of dermatological diseases and conditions (the “DHHS License”). Under the DHHS License, Forte is obligated to meet certain development benchmarks within certain time periods. If Forte is unable to meet any of these development benchmarks, the DHHS could terminate the license. In addition, the DHHS may terminate or modify the DHHS License in the event of a material breach or upon certain insolvency events that remain uncured following the date that is 90 days following written notice of such material breach or insolvency event. The DHHS also has the right to require Forte to grant mandatory sublicenses to the patent rights licensed from the DHHS to product candidates covered by other DHHS licenses under certain specified circumstances, including if it is necessary to meet health and safety needs that Forte is not reasonably satisfying or if necessary to meet requirements for public use specified by federal regulations, which Forte is not reasonably satisfying. Any required sublicense of the DHHS License could result in the loss of significant rights and could harm Forte’s ability to commercialize licensed products.

With respect to the financial obligations under the DHHS License, Forte is obligated to pay the DHHS a minimum annual payment of $20,000 and is required to reimburse the DHHS for certain patent-related expenses. In addition, Forte may also be obligated to make “benchmark” payments to the DHHS aggregating up to $105.5 million based on achieving specified development, regulatory and commercial milestones for the first licensed product and additional benchmark payments for each additional licensed product. In addition, to the extent licensed products are approved for commercial sale, Forte is also obligated to pay the DHHS a royalty within the range of 10% to 15% based on net sales of licensed products sold by Forte and its sublicensees until 2036. As of December 31, 2019, Forte had made aggregate payments of $0.07 million to the DHHS under the license.

In May 2020, Forte and DHHS entered into a second amendment to the DHHS License agreement, where Forte agreed to pay a minimum annual royalty of $100,000 beginning January 1, 2021. The second amendment reduced total milestone payments to the DHHS from $105.5 million to $40.5 million, based on achieving specified development and regulatory milestones for the first licensed product. In addition, DHHS royalties were reduced to a new range of 5% to 10% based on net sales of licensed products sold by Forte and if applicable, its sublicensees. No milestones have been achieved as of June 30, 2020.

Forte Owned IP

More specifically with respect to FB-401, Forte’s seven U.S. patents in its exclusively licensed portfolio described above have claims directed to Forte’s lead product candidate FB-401 as a pharmaceutical composition comprising FB-401, as well as claims directed to a method of treatment of atopic dermatitis comprising administering FB-401. These U.S. patents are expected to expire in March 2037, absent any patent term extensions for regulatory delay.

As of March 1, 2020, Forte owned pending patent applications related to its FB-401 product candidate. Specifically, Forte owned two pending U.S. patent applications, two pending U.S. provisional patent applications and two pending foreign patent applications, both of which are international patent applications filed under the Patent Cooperation Treaty.

Forte’s owned portfolio described above also includes other pending patent applications related to FB-401. These applications include claims directed to FB-401 formulations, their manufacture, and their use for treatment of atopic disorders, including psoriasis, rosacea, and acne. Any patents that may issue from Forte’s pending patent applications related to FB-401 are expected to expire between 2039 and 2041, absent any patent term adjustments or extensions.

Forte also possess substantial know-how and trade secrets relating to the development and commercialization of Forte’s product candidates, including related manufacturing processes and technology.

With respect to Forte’s product candidates and processes Forte intends to develop and commercialize in the normal course of business, Forte intends to pursue patent protection covering, when possible, microbial consortia, methods of use, dosing and formulations. Microorganisms in FB-401 are naturally occurring Gram-negative bacteria. As such, pure composition of matter claims may not be possible in certain countries.

Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for

20 years from the earliest effective filing date. In addition, in certain instances, the term of an issued U.S. patent that covers or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

The patent positions of companies like Forte’s are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of oncology has emerged in the United States. The relevant patent laws and their interpretation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish Forte’s ability to protect Forte’s technology or product candidates and could affect the value of such intellectual property. In particular, Forte’s ability to stop third parties from making, using, selling, offering to sell or importing products that infringe Forte’s intellectual property will depend in part on Forte’s success in obtaining and enforcing patent claims that cover Forte’s technology, inventions and improvements. Forte cannot guarantee that patents will be granted with respect to any of Forte’s pending patent applications or with respect to any patent applications Forte may file in the future, nor can Forte be sure that any patents that may be granted to it in the future will be commercially useful in protecting Forte’s products, the methods of use or manufacture of those products. Moreover, even Forte’s issued patents may not guarantee it the right to practice Forte’s technology in relation to the commercialization of Forte’s products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent Forte from commercializing its product candidates and practicing its proprietary technology, and Forte’s issued patents may be challenged, invalidated or circumvented, which could limit Forte’s ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for Forte’s product candidates. In addition, the scope of the rights granted under any issued patents may not provide Forte with protection or competitive advantages against competitors with similar technology. Furthermore, Forte’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, Forte may face competition with respect to its product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

United States Biological Product Development

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations and biologics under the FDCA, the Public Health Service Act (“PHSA”), and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval or license revocation, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties.

Forte’s product candidates must be approved by the FDA through a BLA, process before they may be legally marketed in the United States. The process generally involves the following:

•	Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice (“GLP”), requirements;

•	Submission to the FDA of an IND, application, which must become effective before human clinical trials may begin;

•	Approval by an IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

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Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	Submission to the FDA of a BLA;

•	A determination by the FDA within 60 days of its receipt of a BLA to accept the filing for review;

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Satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the biologic will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

•	Potential FDA audit of the clinical trial sites that generated the data in support of the BLA; and

•	FDA review and approval of the BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the biologic in the United States.

Preclinical Studies and IND

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases, to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies.

A sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA unless, before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In that case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, which may overlap.

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate.

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Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. During Phase 2 clinical trials, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic, as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidates do not undergo unacceptable deterioration over their shelf life.

Further, as a result of the COVID-19 pandemic, the extent and length of which is uncertain, Forte will be required to develop and implement additional clinical study policies and procedures designed to help protect study participants from the COVID-19 virus, which may include using telemedicine visits and remote monitoring of patients and clinical sites. Forte will also need to ensure data from its clinical studies that may be disrupted as a result of the pandemic is collected pursuant to the study protocol and is consistent with GCPs, with any material protocol deviation reviewed and approved by the site IRB. Patients who may miss scheduled appoints, any interruption in study drug supply, or other consequence that may result in incomplete data being generated during a study as a result of the pandemic must be adequately documented and justified. For example, on March 18, 2020, FDA issued a guidance on conducting clinical trials during the pandemic, which describe a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical study report (or as a separate document) contingency measures implemented to manage the study, and any disruption of the study as a result of COVID-19; a list of all study participants affected by COVID-19-related study disruption by unique subject identifier and by investigational site, and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the study.

FDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of a BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. The BLA is a request for approval to market the biologic for one or more specified indications and must contain proof of safety, purity and potency for the biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from several alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act (“PDUFA”), as amended, each BLA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

The FDA reviews all submitted BLAs before it accepts them for filing and may request additional information rather than accept a BLA for filing. The FDA must decide whether to accept a BLA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA.

Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months from the filing date to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving a BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities comply with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers those recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates a BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the BLA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if an applicant submits the requested data and information, the FDA may decide that the BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than an applicant does.

Pediatric Information

Under the Pediatric Research Equity Act, as amended (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. A sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan (“PSP”), within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

Post-marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote off-label uses. Prescription biologic promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may also place other conditions on approvals including the requirement for a Risk Evaluation and Mitigation Strategy (“REMS”), to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS and the FDA will not approve the BLA without an approved REMS. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and may also require the implementation of other risk management measures, including a REMS, or the conduct of post-marketing studies to assess a newly discovered safety issue.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. Forte relies, and expects to continue to rely, on third parties to produce clinical and commercial quantities of Forte’s products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws.

Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including recall.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the CMS, other divisions of the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Other Healthcare Laws

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which Forte may obtain marketing approval. Forte’s future arrangements with third-party payors, healthcare providers and physicians may expose Forte to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Forte market, sell and distribute any drugs for which Forte obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below. Forte’s business operations, including its research, marketing, and activities relating to the reporting of wholesaler or estimated retail prices for Forte’s products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for Forte’s products, and the sale and marketing of Forte’s product and any future product candidates, are subject to scrutiny under these laws.

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The Anti-Kickback Statute (“AKS”), makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by imprisonment, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it.

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The federal civil and criminal false claims laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions, which impose penalties against individuals or entities (including manufacturers) for, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government. The government may deem manufacturers to have “caused” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Claims that include items or services resulting from a violation of the federal Anti-Kickback Statute are false or fraudulent claims for purposes of the False Claims Act.

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The federal anti-inducement law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program.

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HIPAA imposes criminal and civil liability for knowingly and willfully executing a scheme, or attempting to execute a scheme, to defraud any healthcare benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation.

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HIPAA, as amended by HITECH, and their respective implementing regulations, imposes, among other things, specified requirements on covered entities and their business associates relating to the privacy and security of individually identifiable health information including mandatory contractual terms and required implementation of technical safeguards of such information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

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The Physician Payments Sunshine Act, enacted as part of the ACA, imposed new annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made during the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

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Analogous state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply regardless of payor. These laws are enforced by various state agencies and through private actions. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, and restrict marketing practices or require disclosure of marketing expenditures. In addition, certain state and local laws require the registration of pharmaceutical sales representatives.

State and foreign laws also govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts. California recently enacted the CCPA, which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. The CCPA went into effect on January 1, 2020, and the California Attorney General will commence enforcement actions against violators beginning July 1, 2020. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact Forte’s business activities. The California Attorney General has proposed draft regulations, which have not been finalized to date, that may further impact Forte’s business activities if they are adopted. The uncertainty surrounding the implementation of CCPA exemplifies the vulnerability of Forte’s business to the evolving regulatory environment related to personal data and protected health information.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially considering the lack of applicable precedent and regulations. Federal and state enforcement bodies have continued to increase their scrutiny of interactions between healthcare companies and healthcare providers, which has led to investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that Forte’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Forte’s operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to it, Forte may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if Forte becomes subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of Forte’s operations. If any of the physicians or other healthcare providers or entities with whom Forte expects to do business is found to be not in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

Current and Future Healthcare Reform Legislation

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of Forte product candidates, restrict or regulate post-approval activities, and affect Forte’s ability to profitably sell any product candidates for which it obtains marketing approval. Forte expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that Forte, or any of its collaborators, may receive for any approved products.

The ACA, for example, contains provisions that subject biological products to potential competition by lower-cost biosimilars and may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, address a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increase the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establish annual fees and taxes on manufacturers of certain branded prescription drugs, and create a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% (increased pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

There remain judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and Forte expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the Fifth Circuit Court and the United States Supreme Court, and the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Additionally, Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. Forte cannot predict what affect further changes to the ACA would have on Forte’s business.

Additionally, other federal health reform measures have been proposed and adopted in the United States since the ACA was enacted:

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The Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2029, unless additional Congressional action is taken.

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The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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The Middle Class Tax Relief and Job Creation Act of 2012 required that CMS reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which served as a base for 2014 and subsequent years. In addition, effective January 1, 2014, CMS also began bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting.

Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. In addition, the United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs, including price-

controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs to limit the growth of government paid health care costs. For example, the United States government has passed legislation requiring pharmaceutical manufacturers to provide rebates and discounts to certain entities and governmental payors to participate in federal healthcare programs. At the federal level, the U.S. Presidential administration’s budget proposal for the fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. Further, Congress and the current administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs, and the current administration previously released a “Blueprint”, or plan, to reduce the cost of drugs. The U.S. Department of Health and Human Services (“HHS”), has solicited feedback on some of these measures and has implemented others under its existing authority. In May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. Although a number of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. For example, on September 25, 2019, the Senate Finance Committee introduced the Prescription Drug Pricing Reduction Action of 2019, a bill intended to reduce Medicare and Medicaid prescription drug prices. The proposed legislation would restructure the Part D benefit, modify payment methodologies for certain drugs, and impose an inflation cap on drug price increases. An even more restrictive bill, the Lower Drug Costs Now Act of 2019, was introduced in the House of Representatives on September 19, 2019, and would require the HHS to directly negotiate drug prices with manufacturers. The Lower Drugs Costs Now Act of 2019 has passed out of the House and was delivered to the Senate in December 2019. However, it is unclear whether either of these bills will make it through both chambers and be signed into law, and if either is enacted, what effect it would have on Forte’s business. Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Individual states in the United States have also been increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Packaging and Distribution in the United States

If Forte’s products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against Forte for violation of these laws, even if Forte successfully defend against it, could cause Forte to incur significant legal expenses and divert Forte’s management’s attention from the operation of its business. Prohibitions or restrictions on sales or withdrawal of future products marketed by Forte could materially affect its business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact Forte’s business in the future by requiring, for example: (i) changes to Forte’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of Forte’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Forte’s business.

Other U.S. Environmental, Health and Safety Laws and Regulations

Forte may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, Forte’s operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if Forte contracts with third parties for the disposal of these materials and waste products, Forte cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of Forte’s hazardous materials, Forte could be held liable for any resulting damages, and any liability could exceed Forte’s resources. Forte also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Forte maintains workers’ compensation insurance to cover costs and expenses it may incur due to injuries to its employees, but this insurance may not provide adequate coverage against potential liabilities. However, Forte does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it.

In addition, Forte may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair Forte’s research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

U.S. Patent-Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any of Forte’s product candidates, some of Forte’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. PTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Forte may apply for restoration of patent term for Forte’s currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009 (“BPCI Act”). This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch.

A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing regulatory exclusivity periods. This six-month exclusivity may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Rest of the World Regulation

For other countries outside of the United States, such as the European Union and countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If Forte fails to comply with applicable foreign regulatory requirements, Forte may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Additional Laws and Regulations Governing International Operations

If Forte further expands its operations outside of the United States, Forte must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which it plans to operate. The FCPA prohibits any U.S. individual or business from offering, paying, promising to pay, or authorizing payment of money or anything of value, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, political party or candidate to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are owned and operated by the government, and doctors and other hospital employees are considered foreign officials for the purposes of the statute. Certain payments made in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If Forte expands its presence outside of the United States, Forte will need to dedicate additional resources to complying with these laws, and these laws may preclude Forte from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit Forte’s growth potential and increase its development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Reimbursement

Sales of Forte’s products will depend, in part, on the extent to which Forte’s products, if approved, will be covered by third-party payors, such as government health programs, commercial insurers and managed healthcare organizations, as well as the level of reimbursement such that those third-party payors provide for Forte’s products. Patients and providers are unlikely to use Forte’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Forte’s products in which Forte’s products are used. In the United States, no uniform policy of coverage and reimbursement for drugs or biological products exists, and one payor’s determination to provide coverage and adequate reimbursement for a product does not assure that other payors will make a similar determination. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of Forte’s products candidates, if approved, will be made on a payor-by-payor basis. As a result, the coverage determination process may be a time-consuming and costly process that will require Forte to provide scientific and clinical support for the use of Forte’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, creating a new method by which rebates owed by are calculated for drugs that are inhaled, infused, instilled, implanted or injected, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which Forte receives marketing approval. However, any negotiated prices for Forte’s products covered by a Part D prescription drug plan likely will be lower than the prices Forte might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the average manufacturer’s price (“AMP”), and Medicaid rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. The 340B program imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. It is unclear how this decision could affect covered hospitals who might purchase Forte’s products in the future and affect the rates Forte may charge such facilities for its approved products. In addition, legislation may be introduced that, if passed, would further expand the 340B program to additional covered entities or would require participating manufacturers to agree to provide 340B discounted pricing on drugs used in an inpatient setting.

As noted above, the marketability of any products for which Forte receives regulatory approval for commercial sale may suffer if the government and other third-party payors fail to provide adequate coverage and reimbursement. An increasing emphasis on cost containment measures in the United States has increased and Forte expects will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Forte receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Forte may obtain for any of its product candidates for which Forte may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In some countries, Forte may be required to conduct a clinical study or other studies that compare the cost-effectiveness of any of Forte’s product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Forte’s products. Historically, products launched in the EU do not follow price structures of the United States and, generally, prices tend to be significantly lower. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries.

Corporate History

Forte was incorporated under the laws of the State of Delaware in August 2007. Forte Subsidiary was incorporated under the laws of the state of Delaware in May 2017.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, strong competition and an emphasis on proprietary products. While Forte believes that its technology, knowledge, experience and scientific resources provide it with competitive advantages, Forte faces substantial competition from many different sources, including larger pharmaceutical companies with more resources. Specialty biotechnology companies, academic research institutions, governmental agencies, as well as public and private institutions are also potential sources of competitive products and technologies. Forte believes that the key competitive factors affecting the success of any of its product candidates will include efficacy, safety profile, method of administration, cost, level of promotional activity and intellectual property protection.

Although there are currently many bacterial product candidates in development by companies that target the microbiome (e.g., Seres Therapeutics, Inc., Synlogic, Inc. and Evelo Biosciences, Inc.), Forte believes that it has a differentiated approach and does not consider itself to be in competition with these bacterial microbiome approaches.

Although Forte’s novel chemistry approach is unique from most other existing or investigational therapies across the disease areas where its development is focused, Forte will need to compete with all currently or imminently available therapies in these areas. Forte is aware of several marketed and investigational products in its leading disease areas, including but not limited to:

•	Dupixent (Regeneron/Sanofi)

•	Eucrisa (Pfizer Inc.)

•	JAK inhibitors (various)

Employees

As of December 31, 2019, Forte had one employee, who was a full-time employee and 11 consultants. Forte has recruited additional employees since December 31, 2019, including the conversion of existing consultants to full-time employees. None of Forte’s employees are represented by labor unions or covered by collective bargaining agreements. Forte considers its relationship with its employees to be good.

Facilities

Forte’s corporate headquarters are located in Torrance, California, where it currently leases office space on a monthly basis. Forte believes that this space is adequate for Forte’s present and planned future operations.

Legal proceedings

As of the date hereof, Forte is not subject to any material legal proceedings.

Item 9.01	Financial Statements and Exhibits

(a)

Attached here as Exhibit 99.1 are the audited financial statements of Forte Subsidiary, as previously filed with our prospectus dated May 14, 2020, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-4, as amended (File No. 333-237371), which includes a proxy statement filed pursuant to Section 14 of the Securities Exchange Act of 1934.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC

10.1	At Market Issuance Sales Agreement between the Company and Ladenburg Thalmann & Co. Inc.

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

99.1	Audited Financial Statements of Forte Subsidiary, Inc. (formerly known as Forte Biosciences, Inc.) for the years ended December 31, 2019 and December 31, 2018

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forte Biosciences, Inc.

Date: September 4, 2020	By:	/s/ Paul Wagner
Paul Wagner
Chief Executive Officer